EXHIBIT 4.4

EXECUTION COPY

TYNER GROUP LIMITED

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is made as of July 10, 2007 by and among:

1.                                       Tyner Group Limited, a business company incorporated under the laws of the British Virgin Islands (the “Company”);

2.                                       Beijing Bona New World Media Technology Co., Ltd. , a wholly foreign-owned enterprise registered in Beijing, PRC (the “WFOE”);

3.                                       Beijing Polybona Film Distribution Co., Ltd. , a limited liability company registered in Beijing, PRC (“Beijing Polybona”);

4.                                       Beijing Bona Film Culture Communication Co., Ltd. , a limited liability company registered in Beijing, PRC (“Beijing Bona Film”);

4.                                       Beijing Bona Advertising Co., Ltd. , a limited liability company registered in Beijing, PRC (“Bona Advertising”);

5.                                       Yu Dong  (PRC ID No.                    );

6.                                       Yu Hai  (PRC ID No.                  ) (together with Yu Dong, the “Founders” and each a “Founder”);

7.                                       SIG China Investments One, Ltd., an exempted company incorporated in the Cayman Islands (“SIG”);

8.                                       Sequoia Capital China I, L.P., an exempted limited partnership registered in the Cayman Islands (“Sequoia I”);

9.                                       Sequoia Capital China Partners Fund I, L.P., an exempted limited partnership registered in the Cayman Islands (“Sequoia Partners”); and

10.                                 Sequoia Capital China Principals Fund I, L.P., an exempted limited partnership registered in the Cayman Islands (“Sequoia Principals”, and together with Sequoia I and Sequoia Partners, “Sequoia”),

(the foregoing parties collectively, the “Parties”, and each a “Party”).

RECITALS

A.            Beijing Polybona, Beijing Bona Film and Bona Advertising (the “Domestic Companies”, and each a “Domestic Company”) are limited liability companies established and registered under the Company Law of the People’s Republic of China that are engaged in the business of film distribution, related advertising services and performing artiste management in the PRC (the “Business”), as more particularly described in the business plan of the Group (defined below) attached as EXHIBIT A (the “Business Plan”).

B.            As at the date hereof, the Founders collectively hold the entire issued ordinary shares of the Company.

C.            Pursuant to a term sheet, dated as of February 12, 2007 setting forth certain terms and conditions of a proposed series A preferred share investment, the Investors (defined below) proposed to subscribe to certain series A preferred shares of the Company.

D.            By this Agreement, the Parties desire to set forth the terms of the financing of the Company (the “Series A Financing”) by way of the issuance and subscription of the Series A Preferred Shares (defined below) hereunder.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.             Definitions.  For purposes of this Agreement the following terms have the following meanings:

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an Investor, shall include any Person who holds Shares as a nominee for such Investor, and (c) for the purpose of Section 6.3(c) only, in respect of an Investor, shall also include (i) any shareholder of such Investor, (ii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor or its fund manager, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals.

“Agreement” has the meaning set forth in the preamble to this Subscription Agreement.

“Balance Sheet Date” means December 31, 2006.

“Board” means the Company’s board of Directors as constituted from time to time.

“Business” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” means any day, excluding Saturdays and Sundays, on which banks in Beijing, PRC, Hong Kong, and the State of New York, U.S.A. are generally open for business.

“Closing” has the meaning set forth in Section 2.2 of this Agreement.

“Control” with respect to any third Person shall be deemed to exist in favor of any Person (a) when such Person holds at least 20 percent of the outstanding voting securities of such third Person and no other Persons owns a greater number of outstanding voting securities of such third Person or, (b) when such Person has the right, power or ability to direct the management and policies of such third Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (c) over other members of such Person’s immediate family.  Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law.  The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Directors” means the directors of the Company, and “Director” means any one of them.

“Domestic Companies” means Beijing Polybona, Beijing Bona Film and Bona Advertising.

“Encumbrance” means any liens, security interest, pledges, claims, restrictions, equities, charges and encumbrances of any nature whatsoever.

“ESOP” has the meaning set forth in Section 10.2 of this Agreement.

“Financial Statements” means the consolidated balance sheets, profit and loss accounts and cash flow statements of the Group as for the 12-month period ended December 31, 2006, and any notes thereto, copies of which are attached to this Agreement as EXHIBIT C.

“Founders” means Yu Dong and Yu Hai, and “Founder” means any one of them.

“Group” or “Group Companies” means the Company, the WFOE, the Domestic Companies and their respective Subsidiaries from time to time, and “Group Company” means any one of them.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Intellectual Property Rights” means any and all worldwide, international, PRC, or foreign patents, all patent rights and all applications therefor and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights;

“Investors” means subscribers of Series A Preferred Shares pursuant to this Agreement, and “Investor” means any one of them.

“Knowledge” means best knowledge after making due and careful inquiry and investigation and with respect to any Warrantor that is an entity refers to the knowledge of Yu Dong and Yu Hai.

“Management Accounts” means the consolidated unaudited profit and loss accounts of the Group Companies for the period from January 1, 2007 to June 30, 2007, and the consolidated unaudited balance sheet of the Group Companies as at the Management Accounts Date, prepared in accordance with the requirements of the relevant statutes on a consistent basis and presented in a form that is satisfactory to the Investors.

“Management Accounts Date” means June 30, 2007.

“Material Adverse Event” means, with respect to any Person or group of Persons, any change, event, or effect that is materially adverse to its business, operations, assets, liabilities, financial condition, or results of operations or prospects.

“Memorandum and Articles” means the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company, in the form attached hereto as EXHIBIT B.

“Ordinary Shares” means the ordinary shares, par value US$0.001 per share, of the Company.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, and for the purpose of this Agreement only excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the Series A Preferred Shares.

“Promissory Notes” means the Sequoia Promissory Note and the SIG Promissory Note.

“Qualified IPO” means the closing of the Company’s first firm commitment, underwritten public offering of Ordinary Shares or securities representing Ordinary Shares in connection with which Ordinary Shares or such securities (or the shares of a company of which the Company is a wholly owned subsidiary established for the purpose of listing (the “Listco”)) is listed and becomes publicly traded on an internationally recognized securities exchange (including the Stock Exchange of Hong Kong) or the NASDAQ National Market

or the issue or transfer of shares in a company whose shares are listed on an internationally recognized stock exchange (including the Stock Exchange of Hong Kong) or on NASDAQ National Market for which shares approval for listing and trading has been duly obtained and which shares are issued or transferred in consideration of the acquisition of the Ordinary Shares of the Company or the shares of the Listco, provided, however, that such transaction or listing shall result in aggregate proceeds to the Company of at least US$60,000,000 (before deduction for underwriters’ commissions and expenses), and that the market capitalization of the Company or the Listco immediately after such transaction or listing shall be at least US$300,000,000.

“Relevant Claim” means a claim by an Investor in respect of any of the representations and warranties set forth in Section 3 of this Agreement.

“Reserved” means, with respect to any class or series of a company’s stock or shares to be issued in connection with the conversion thereinto or exchange therefor of any security or the exercise of any option, warrant or right with respect thereto, that the board of directors of such company has adopted a resolution providing that the company shall refrain from issuing such shares or a number of shares of such stock, and that such shares will remain in the authorized but unissued capital of the company, unless issued as a result of such conversion, exchange or exercise.  The word “Reserve” shall have a meaning correlative to the foregoing.

“Restructuring” means the reorganization of the business and affairs of the Group pursuant to the Restructuring Documents.

“Restructuring Documents” means the agreements attached hereto as EXHIBIT D.

“Senior Manager” means, with respect to any Group Company, the chief executive officer of such company and any member of management reporting directly to the board of directors or chief executive officer, managing director, chairman or legal representative of such company.

“Sequoia Promissory Note” means the convertible promissory note in the principal amount of US$1,500,000 issued by the Company to Sequoia on June 15, 2007.

“Series A Preferred Shares” means series A redeemable convertible preferred shares of the Company, par value US$0.001 per share.

“Shareholders’ Agreement” means the Shareholders’ Agreement in substantially the form attached as EXHIBIT E to this Agreement.

“SIG Promissory Note” means the convertible promissory note in the principal amount of US$1,500,000 issued by the Company to SIG on May 1, 2007.

“Subsidiary” means, with respect to any Person that is not an individual, any corporation, partnership, or other entity, Controlled by such Person.

“Taxes” or “Taxation” means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature imposed, levied, collected withheld or assessed by any governmental authority or other taxing or similar authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement and the Restructuring Documents.

“Warrantors” means the Company, the WFOE, the Domestic Companies, and each Founder.

2.             Subscription and Issuance of Preferred Shares.

2.1                                 Subject to the terms and conditions of this Agreement, the Company agrees to allot, issue and sell to the Investors, and the Investors agree to purchase and subscribe, severally and not jointly, from the Company, up to 500,000 Series A Preferred Shares (the “Subscribed Shares”) at the price of US$16.00 per Subscribed Share, and as more particularly set forth below:

		Consideration
Investor	Subscribed Shares	Cash	Promissory Note Conversion	Aggregate Consideration
SIG China Investments One, Ltd	250,000			US$	4,000,000
Sequoia	250,000			US$	4,000,000
Sub-allocated as follows:
Sequoia Capital China I, L.P.	196,900			US$	3,150,400
Sequoia Capital China Partners Fund I, L.P.	22,625			US$	362,000
Sequoia Capital China Principals Fund I, L.P.	30,475			US$	487,600

Total	500,000			US$	8,000,000

2.2                                 Closing.  The consummation of the sale and issuance by the Company of the Subscribed Shares set forth in Section 2.1 (the “Closing”) shall take place on (a) the fifth Business Day following satisfaction or waiver (if applicable) of the conditions in Sections 7 and 8, or (b) such other time as the Company and the Investors mutually agree.

2.3                                 At the Closing (except as indicated below), subject to satisfaction or waiver of the conditions set forth in Sections 7 and 8:

(a)                                  The Company shall deliver to each Investor subscribing Subscribed Shares in the Closing each document or item the delivery of which is made an express closing condition pursuant to Section 7.

(b)                                 Each Investor shall deliver to the Company:

(i)                                     a counterpart of the Shareholders’ Agreement executed by such Investor; and

(ii)                                  the aggregate subscription price or consideration with respect to Subscribed Shares subscribed by it hereunder, as set forth in Section 2.1, by setting off such subscription price (or part thereof) against the amounts outstanding under the relevant Promissory Note held by such Investor and, with respect to the balance in immediately available funds by wire transfer to the following bank account of the Company:

Bank:

Address:

Account No.:

Bank Code:

Swift Code:

Beneficiary:	TYNER GROUP LIMITED

Beneficiary’s	P.O. Box 957
Address:	Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands

3.             Representations and Warranties of the Warrantors.  Each of the Warrantors severally but not jointly (with respect to Section 3.1 and with respect to any specific representation or warranty qualified by reference to each Warrantor’s Knowledge), and jointly and severally (with respect to all other provisions of this Section 3 represents, warrants and undertakes to each Investor, subject to the disclosure schedule attached hereto as EXHIBIT H, as revised, updated or supplemented with the consent of the Investors (the “Disclosure Schedule”), as follows:

3.1                                 Power and Authority; Enforceability; No Violation of Laws.  It has all requisite legal power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform all of its obligations thereunder in accordance with the terms thereof.  Each Transaction Document to which it is a party is enforceable against it in accordance with the terms thereof except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors’ rights and remedies generally, and the execution, delivery and performance thereof do not violate any of its constitutional or organizational documents (where applicable), or any agreement or order of any court or regulatory body binding upon it, or any applicable law or regulation.

3.2                                 Each Group Companies’ Corporate Organization and Authority. Each Group Company:

(a)                                  is a corporate Person of the kind described in the preamble to this Agreement, and is duly established, properly registered, validly existing, authorized to exercise all its powers, rights, and privileges, and in good standing under the laws of its jurisdiction of establishment as described in the preamble hereto;

(b)                                 is duly approved by the governmental and regulatory authorities in its jurisdiction of establishment and has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted, and as proposed to be conducted; and has complied with its constitutional or organizational documents in all material respects, and to each Warrantor’s Knowledge, none of the activities, agreements, commitments, obligations or rights of such Group Company is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

(c)                                  has made available to the Investors or their counsel a copy of its minute books.  Such copy is true, correct, and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of the Company since the time of incorporation through the date of this Agreement and reflects all transactions referred to in such minutes accurately;

(d)                                 has in all material respects properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of the constitutional or organizational documents of the Company supplied to the Investors are true, accurate and up-to-date;

(e)                                  has filed or delivered all material returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority in respect of the Company; and

(f)                                    has not given any powers of attorney in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf.

3.3                                 Capitalization of the Company.

(a)                                  Share Capital.  After the Memorandum and Articles have been adopted and have become effective, and immediately prior to the Closing, the authorized share capital of the Company will be US$50,000 consisting of:

(i)                                     Preferred Shares.  1,000,000 Series A Preferred Shares.

(ii)                                  Ordinary Shares.  4,000,000 Ordinary Shares, of which exactly 955,001 Ordinary Shares have been duly and validly issued and are fully paid, consisting of 932,500 Ordinary Shares held by Yu Dong, 22,500 Ordinary Shares held by Yu Hai and one Ordinary Share held by Shi Nansun.

(b)                                 Reserved Shares.  As of the Closing, the Company shall have Reserved 1,000,000 Ordinary Shares of the Company for the conversion of Series A Preferred Shares.

(c)                                  Other Securities.  Immediately prior to the Closing and save as required by the Transaction Documents or in the Memorandum and Articles, there will be no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any equity securities of the Company.

(d)                                 Capitalization immediately before and after the Closing.  An accurate and complete list of the Company’s shareholders and holders of options and convertible securities and their respective holdings of the Company’s capital stock, options and convertible securities, together with all unissued options reserved for issuance in each case both immediately prior to and after the Closing, is set forth in Schedule 3.3(d).

3.4                                 Capitalization of the WFOE.

(a)                                  Registered Capital.  The registered capital of the WFOE is US$1,500,000.  All of the equity interest of the WFOE is legally and beneficially owned by the Company.  Such capitalization of the WFOE and the ownership of the WFOE by the Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked.

(b)                                 Other Securities.  There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the WFOE to increase or decrease the WFOE’s registered capital.

3.5                                 Capitalization of the Domestic Companies.

(a)                                  The registered capital of Beijing Polybona is RMB20,000,000, the registered capital of Beijing Bona Film is RMB1,000,000 and the registered capital of Bona Advertising is RMB500,000.  All of the registered capital of each Domestic Company has been paid in full.

(i)                                     Beijing Bona Film holds 60 percent of record, Oriental Dragon Film Company Limited  “Oriental Dragon”) holds 20.4 percent of record, Yu Dong  holds 17.6 percent of record and Yu Hai holds two percent of record, respectively, of the equity interest in Beijing Polybona.

(ii)                                  Yu Dong holds 97 percent of record of the equity interest in Beijing Bona Film.

(iii)                               Yu Dong holds 70 percent of record of the equity interest in Bona Advertising.

(b)                                 The Persons identified in Section 3.5(a)(i) are the only Persons with direct or indirect interests in the equity capital of the Domestic Companies, and each such Person holds its respective interests in the Domestic Companies free and clear of all Encumbrances, except as provided under the Restructuring Documents.  None of such Persons will transfer, alienate or dispose of any direct or indirect interest in any Domestic Company or create any Encumbrance over any such interest except as required pursuant to this Agreement or the Restructuring Documents.

(c)                                  Except pursuant to the Restructuring Documents, there are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any Domestic Company to increase or decrease its registered capital or to issue, repurchase or redeem any of such registered capital or its issued capital.

3.6                                 Subsidiaries.

(a)                                  Save for the WFOE and the Domestic Companies, the Company will not be the direct or indirect legal or beneficial owner of any share, equity, membership, partnership or ownership interest in any other Person.

(b)                                 All of the equity of the WFOE is legally and beneficially owned by the Company free from all Encumbrances.

(c)                                  Except pursuant to the Restructuring and except that Beijing Bona Film holds sixty (60%) of the equity interest of Beijing Polybona, the WFOE and the Domestic Companies do not have any Subsidiaries.  Except pursuant to the Restructuring, no Group Company is a participant in any joint venture, partnership, or other similar arrangement.

(d)                                 Schedule 3.6(d) sets forth a true, accurate and complete list of all entities in which any Founder has an equity interest other than the ownership of shares or equity in the Group Companies as set forth in this Agreement, a description of any such interest and the nature of the business of such entity.

3.7                                 Financial Statements.

(a)                                  General.

(i)                                     The Financial Statements have been prepared in accordance with the requirements of the relevant statutes and on a consistent basis in accordance with IFRS and will be audited by the Auditors in accordance with IFRS.

(ii)                                  No change in the policies of accounting have been made in preparing the accounts of any Group Company for each of the previous financial periods of the Group Companies ended on the Balance Sheet Date, except as stated in the unaudited balance sheets and profit and loss accounts for such period.

(iii)                               The Financial Statements fairly present in all material respects the assets, liabilities, capital commitments, financial condition and operating results of the Group as of the Balance Sheet Date and of the profits and losses of the Group for the period concerned.

(b)                                 Provision for liabilities, etc.  Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence at the Balance Sheet Date have been made in the Financial Statements.

(c)                                  Extraordinary/exceptional items.  The results shown by the Financial Statements on the Balance Sheet Date have not (save as therein disclosed) been affected by an extraordinary or exceptional or non-recurring item or by any other circumstances rendering the profits or losses for the period covered by the Financial Statements unusually high or low.

(d)                                 Provision for Taxation.  The Financial Statements reserve or provide in full for all Taxation for which the Group Company was at the Balance Sheet Date liable, and whether or not the Group Company has or may have any right of reimbursement against any other Person, the Financial Statements have provided for in full for any contingent or deferred liability to Taxation.

(e)                                  Acquisition of assets.  None of the Group Companies’ assets has been acquired for any consideration in excess of its net realizable value at the date of such acquisition or otherwise than by way of a bargain at arm’s length.

(f)                                    Depreciation.  The rates of depreciation adopted in the Financial Statements were sufficient for each fixed asset of the Group Company to be written down to nil by the end of its useful life.

(g)                                 Management Accounts.  The Management Accounts have been prepared in accordance with IFRS and on a consistent basis as those used in the Financial Statements and fairly present in all material respects the assets and liabilities, profits and losses of the Group as of and to the Management Accounts Date.

(h)                                 Books and Financial Records.  All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Company have been properly and accurately kept and completed; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and trading position of each such Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.

3.8                                 Changes Since Balance Sheet Date.

(a)                                  General Changes.  Since the Balance Sheet Date:

(i)                                     the business of the Group Companies has been carried on in the ordinary course and so as to maintain the same as a going concern; and

(ii)                                  there has been no adverse change in the financial position or trading prospects of the Group Companies, and to the Knowledge of the Warrantors there are no facts which are likely to give rise to any such adverse change.

(b)                                 Specific Changes.  Since the Balance Sheet Date:

(i)                                     no Group Company has disposed of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which would be deemed to have been received for tax purposes;

(ii)                                  none of the amounts secured by the mortgages, charges, liens or Encumbrance disclosed in the Financial Statements has been increased beyond the amount shown in the Financial Statements and no mortgage, charge, lien or Encumbrance has been created since the Balance Sheet Date;

(iii)                               no dividends, bonuses or distributions have been declared, paid or made;

(iv)                              no payment has been made by any of the Group Companies which will not be deductible for Tax purposes either in computing the profits of the relevant Group Company or in computing the Tax chargeable on the Group;

(v)                                 no Group Company has changed its financial year end;

(vi)                              save for resolutions copies of which have been delivered to the Investors prior to the date hereof or which are required to be passed by any Group Company prior to the Closing in order to satisfy the conditions set out in Section 7, no board or stockholders’ resolutions of any of the Group Companies have been passed;

(vii)                           there has not been any waiver or compromise granted by any Group Company of a valuable right or of a material debt owing to it; and

(viii)                        there has been no change to any material contract or agreement which any Group Company or any of its assets is bound by or subject to.

3.9                                 Taxation.

(a)                                  General.

(i)                                     The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid taxes of each Group Company, whether or not assessed or disputed as of the date of each such balance sheet.  Each Group Company has duly and punctually paid all Taxation which it has become liable to pay, except as being actively contested in good faith, and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation and has complied in all material respects with all legislation relating to Taxation applicable to it.

(ii)                                  Each Group Company has timely made or filed all such returns, notifications and reports, provided all such information and documents and maintained all such records in relation to Taxation as are required to be made or provided or maintained by it, all such returns, notifications, reports, information, documents and records are true and correct and none is disputed by any relevant governmental authority.

(iii)                               Each Group Company is not and does not expect to be involved in any dispute in relation to Taxation and to each Warrantor’s Knowledge there is no relevant governmental authority which has investigated or indicated that it intends to investigate the Tax affairs of any Group Company.

(b)                                 Payments and Interest.  No Group Company is under any obligation to make at any time any payments of interest or any annual payments for which no relief will be received, whether as a deduction or charge on income.

(c)                                  Deductions and Withholdings.  Each Group Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

(d)                                 Overseas Business.  The Group Companies have only carried on their trade, business or other activities in the PRC.

(e)                                  Secondary Liability.  No event, transaction, act or omission has occurred which would result in the Group Company becoming liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person other than the Group Company.

(f)                                    Classification for U.S. Tax Purposes.  The Company has not made an election to be treated as a partnership nor elected to be treated as an entity other than a corporation for U.S. federal income tax purposes.

3.10                           Changes In Net Assets.  Since the Balance Sheet Date and at all times up to the date of the Closing, no material changes have occurred in the assets and liabilities (whether actual or contingent) shown in the Financial Statements, other than changes in the usual and ordinary course of business, and there has been no material reduction in the value of the net tangible assets of the Group Companies on the basis of the valuations adopted in the Financial Statements.

3.11                           Assets and Liabilities.

(a)                                  Title and Condition.

(i)                                     The assets included in the Financial Statements or acquired since the Balance Sheet Date (other than trading stock subsequently disposed of in the ordinary course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof) and all assets used by the Group Companies:

(A)                              are legally and beneficially owned by the Group or one of the Group Companies free from all Encumbrances that materially detract from the value of the property subject thereto or materially impairs the business or operations of any Group Company (except as provided under the Restructuring Documents);

(B)                                are not the subject of any agreement for lease, hire, hire purchase or sale on deferred terms;

(C)                                are in the possession or under the control of the Group Companies; and

(D)                               are situated in the PRC.

(ii)                                  Except as is not likely to cause a Material Adverse Event with respect to any Group Company, the assets owned, possessed or used by the Group comprise all the assets required to enable the Group to carry on its business in the ordinary course.

(iii)                               The asset registers of each Group Company comprise a complete and accurate record of all the plant, machinery, equipment or vehicles and other assets owned or possessed or used by each Group Company that are necessary for the conduct of each Group Company’s business.

(iv)                              All assets owned or used by each Group Company are in good repair, condition and working order, have been regularly and properly maintained and no asset is dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement.

(b)                                 Hire Purchase and Leased Assets etc.  No Group Company has acquired any assets under a hire, hire purchase or credit sale agreement.

(c)                                  Book Debts.

(i)                                     Except as set forth on Schedule 3.11(c), no part of the amount shown in the books of account of any Group Company in respect of debtors is represented by debts which are more than six months overdue for payment or by debts in respect of arrangements made otherwise than in the ordinary course of any such Group Company’s business.

(ii)                                  No debt has been released by any Group Company on terms that the debtor paid less than the book value of his debt and no debt owing to any such Group Company has been deferred, subordinated or written off or has proved to any extent to be irrecoverable.

3.12                           Corporate Power.

(a)                                  Each Group Company has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations under the terms of the Transaction Documents to which it is a party.

(b)                                 The Company has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents and, at the Closing, to authorize, sell, issue and deliver the Subscribed Shares to the Investors, to issue Ordinary Shares issuable upon conversion of Preferred Shares, and to carry out and perform its obligations under the terms of the Transaction Documents.

3.13                           Authorization.  All corporate action on the part of each Group Company and its shareholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transaction Documents to which it is a party, and for the authorization, sale, issuance and delivery of the Subscribed Shares and the Ordinary Shares issuable upon conversion of the Series A Preferred Shares, has been taken, or will be taken prior to the Closing.  Upon the execution and delivery thereof (assuming due authorization, execution and delivery by the Investors), the Transaction Documents shall constitute legally binding and valid obligations of each Group Company, as applicable, enforceable in accordance with their respective terms except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors’ rights and remedies generally.

3.14                           Validity of Subscribed Shares.  The Subscribed Shares, when issued, sold, and delivered, and upon payment by the Investors therefor, in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and will be free of any preemption or similar rights, liens or encumbrances other than restrictions on transfer under the Transaction Documents.  The Ordinary Shares issuable upon the conversion of Series A Preferred Shares in accordance with the Memorandum and Articles, upon issuance in connection with such conversion, will be duly and validly issued, fully-paid and will be free of any preemption or similar rights, liens or encumbrances.

3.15                           Changes in Condition.  Except pursuant to the Restructuring, since the Balance Sheet Date and to the Knowledge of each Warrantor: (a) no Group Company has entered into any transaction except in its ordinary course of business; (b)

there has been no Material Adverse Event with respect to any Group Company; (c) no Group Company has incurred any tax liability except in the ordinary course of business; (d) there has been no resignation or termination of employment of any Senior Manager of any Group Company, and there is no impending resignation or termination of employment of any Senior Manager of any Group Company that, if consummated, would constitute a Material Adverse Event with respect to the Group Company; (e) there has been no labor dispute involving any Group Company or any of its respective employees and none is pending or threatened that could result in a Material Adverse Event with respect to the Group Company; (f) there has been no waiver by any Group Company of a valuable right or debt owing to such member which would constitute a Material Adverse Event with respect to the Group Company, (g) there has not been any satisfaction or discharge of any lien, claim, or encumbrance, or any payment of any obligation by any Group Company, except in the ordinary course of business and (h) there has been no change to a contract or arrangement by which or to which any Group Company or any of its assets or properties is bound or subject that could result in a Material Adverse Event with respect to the Group Company.

3.16                           Litigation.  There is no current or pending action, proceeding, or investigation or, to each Warrantor’s Knowledge, any threatened action, proceeding or investigation against any Group Company, nor to each Warrantor’s knowledge any reasonable basis for any such action, proceeding or investigation, including (without limitation) any action, proceeding or investigation that challenges or calls into question the validity of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, or that would result, either individually or in the aggregate, in any Material Adverse Event with respect to the Group.  There is no judgment, decree, or order of any court in effect against any Group Company, and none of the Group Company is in default with respect to any order of any governmental authority to which it is a party or by which it is bound.  There is no action, suit, proceeding, or investigation by any Group Company currently pending or which any Group Company presently intends to initiate.

3.17                           Title to Properties; Liens and Encumbrances.  Except as provided under the Restructuring Documents, each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth in the Financial Statements and the Management Accounts, and has good title to all its leasehold interests, in each case free from any Encumbrance that materially detracts from the value of the property subject thereto or materially impairs the business or operations of any Group Company.  With respect to any properties or assets leased by any Group Company, such Group Company is in compliance with all material terms of any such leases to which it is a party, and such leases are in full force and effect.  Each Group Company owns or leases all properties and assets that are necessary in order for it to conduct the Business, as presently conducted or proposed to be conducted.

3.18                           Intellectual Property Rights.

(a)                                  Each Group Company owns, or possess sufficient legal rights to, all Intellectual Property Rights (including registrations and applications to register or renew such rights), and licenses of any of the foregoing necessary for its business as now conducted and as presently proposed to be conducted (collectively, the “Group Intellectual Property”), without any infringement of the rights of any other Person; all such rights material to the business of the Group are set forth in Schedule 3.18; (b) there is no current or pending infringement claim or allegation against any Group Company regarding any third party’s Intellectual Property Rights nor, to the Knowledge of the Warrantors, has any such claim or allegation been threatened nor are there any facts that are likely to form the basis of any such claim or allegation; (c) the Warrantors are not aware of any violation by a third party of any Intellectual Property Rights of the Group Companies; (d) the Group Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of the Group Intellectual Property; (e) to the Knowledge of the Warrantors, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the duties of that employee to the Group Companies, or that would conflict with the Group’s business as presently conducted or proposed to be conducted; to the Knowledge of the Warrantors, it is not necessary for any of the Group Companies to utilize any Intellectual Property Rights of any employee of any Group Company created prior to employment by such Group Company.

(b)                                 The Group does not use any processes nor is it engaged in any activities which involve the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information (“IP Confidential Information”) belonging to any third party.  To the Knowledge of the Warrantors, there has been no actual or alleged misuse by any person of any IP Confidential Information.  To the Knowledge of the Warrantors, none of the Founders or current or former officers, employees or consultants of the Group have disclosed to any person any IP Confidential Information except where such disclosure was properly made in the normal course of the Group Companies’ business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such IP Confidential Information and is restrained from further discussing it or using it other than for the purposes for which it was disclosed by the Group Companies.

3.19                           Contracts.

(a)                                  Validity of Contracts.

(i)                                     No Group Company is in breach of, nor does any Warrantor have Knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any material agreement or other transaction to which a Group Company is a party, nor has it received notice of any intention to terminate any such material agreement or repudiate or disclaim any other transaction.

(ii)                                  To the Knowledge of the Warrantors, no party with whom a Group Company has entered into any agreement or arrangement is in default thereunder being a default which would constitute a Material Adverse Event with respect to the Group Company and there are no circumstances likely to give rise to any such default.

(iii)                               No Group Company is a party to any contract which, by reason of the sale of the Subscribed Shares or any provision of this Agreement and/or the Transaction Agreements, gives any other contracting party the right to terminate the contract or create or increase any obligation on the Group Company (whether to make payment or otherwise) to any person.

(b)                                 Material Contracts.  Other than as set forth on Schedule 3.19(b), no Group Company has material or long term contracts or commitments binding upon it including but not limited to:

(i)                                     any contract entered into otherwise than in the ordinary course of business;

(ii)                                  any agreement or arrangement otherwise than by way of bargain at arm’s length;

(iii)                               any sale or purchase option or similar contract or arrangement affecting any assets owned or used by the Group Company or by which the Group Company is bound;

(iv)                              any contract which cannot readily be fulfilled or performed by the Group Company on time or without undue or unusual expenditure of money or effort;

(v)                                 any agreement whereby the Group Company is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association;

(vi)                              any agreement whereby the Group Company is, or has agreed to become, a party to any distributorship or agency agreement;

(vii)                           any agreement with a customer which constitutes ten percent or more of the annual sales of the Group Company on an annual basis;

(viii)                        any agreement with a supplier which constitutes ten percent or more of the total supply of that Group Company on an annual basis;

(ix)                                any agreement with manufacturing subcontractors, whether or not on an Original Equipment Manufacturer or Original Design Manufacturer basis; and

(x)                                   any inter-company agreements and arrangements between any Group Companies, other than the Restructuring Documents.

(c)                                  Restrictive Agreements.  There are no agreements in force restricting the freedom of any Group Company to provide and take goods and services or to manage its own business affairs by such means and from and to such persons as it may from time to time think fit.

(d)                                 Guarantee etc. in respect of services.  Save for any condition or warranty implied by law or contained in its standard terms of business or otherwise given in the ordinary course of business, no Group Company has given guarantee condition or warranty or made any representation in respect of services supplied or contracted to be supplied by it or nor has it accepted any obligation that could give rise to any liability after any such services has been supplied by it.

(e)                                  Agreement with Shareholders.  Other than the Transaction Documents, the Company has not entered into any agreement with, or given any undertaking or assurance to, any of the existing shareholders of the Company or their Affiliates.

(f)                                    Restriction on Transfer of Equity Interests by the Company.  Other than as required by the Transaction Documents, there are no agreements binding on the Company which prohibit or restrict the sale, disposal or transfer of any equity securities (or any interests therein) owned by the Company.

3.20                           Compliance with Other Agreements.  None of the Group Companies is in violation in any material respect of any term or provision of its Memorandum or Articles of Association or equivalent constitutive documents as in effect as of the Closing.  None of the Group Companies is in violation of any term or provision of any indebtedness, mortgage, indenture, or material contract or agreement to which it is a party or by which it is bound or, to the Knowledge of each Warrantor, any judgment or any decree, order, statute, rule, or regulation applicable to any Group Company.  Neither the execution nor delivery of the Transaction Documents, nor the conduct or carrying on of the Group Companies’ business as presently conducted or proposed to be conducted, will conflict with or result in a breach of or violate the terms of, or constitute a default under, with or without the passage of time or the giving of notice or otherwise:

(a)                                  any provision of Memorandum or Articles of Association or equivalent constitutive documents of any Group Company as in effect at the Closing;

(b)                                 any provision of any decree or order to which any Group Company is a party or by which it is bound;

(c)                                  any material contract, obligation, commitment, covenant or instrument to which a Group Company or, to the Warrantors’ Knowledge, any employee of any Group Company, is a party or by which it is bound; or

(d)                                 any statute, rule, or governmental regulation applicable to any Group Company.

3.21                           Employee Relations and Compensation Plans.

(a)                                  General.

(i)                                     Other than employment agreements with the Persons identified in Schedule 3.21(a), there are not in existence any contracts of service with directors or Senior Managers of the Group Companies nor any consultancy or management agreements with the Group Companies.

(ii)                                  There are not in existence any contracts of service with employees of the Group Companies which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation and no Group Company has received notice of resignation from any key employees or directors.

(iii)                               There are no existing contracts of service with any employees of any Group Company carrying remuneration and of all directors entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual rate since the incorporation of such Group Company, in excess of US$50,000 per annum per person.

(iv)                              The basis of the remuneration payable to the directors or employees of any Group Company is the same or lower than that in force at the Balance Sheet Date and the Company is under no obligation nor has it made any provision to alter such basis.

(v)                                 There are no amounts owing to any present or former directors or employees of any Group Company other than remuneration accrued due or for reimbursement of business expenses.

(vi)                              There is no agreement or understanding (contractual or otherwise) between any Group Company and any employee or ex-employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment (as the case may be).

(b)                                 Payments on termination.  Save to the extent (if any) to which provision or allowance has been made in the Financial Statements:

(i)                                     No liability has been incurred by any Group Company for breach of any contract of service or for services, for payments under any applicable laws or for any other liability accruing from the termination of any contract of employment or for services; and

(ii)                                  No Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any dependant of any such former director or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(c)                                  Compliance with relevant legislation, etc.  Each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees):

(i)                                     complied in all material respects with all obligations imposed on it by, and all orders and awards made under, all statutes,

regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees; and

(ii)                                  maintained current, adequate and suitable records regarding the service of each of its employees.

(d)                                 Confidential Information and Inventions Agreements.  Each employee, officer and consultant of each Group Company identified in Schedule 3.21(d) has executed a form of agreement which provides that all Intellectual Property Rights which arise during the course of their employment or engagement by the Group Company shall belong to such Group Company.

(e)                                  Trade Union.  No Group Company:

(i)                                     has any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them nor does it recognize any trade union or other body representing its employees or any of them for negotiating purposes; or

(ii)                                  is involved in any industrial or trade disputes or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organization or body of employees and there are no circumstances likely to give rise to any such dispute.

(f)                                    Incentive Schemes.  Except as set forth in Schedule 3.21(f), no Group Company has in existence nor is it proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other such incentive scheme for all or any of its directors or employees except as provided in the Transaction Documents.

3.22                           Transactions with Affiliates.  Except pursuant to the Restructuring or as set forth in Schedule 3.22, (i) no shareholder, director or Senior Manager of any Group Company, no spouse, parent, sibling or children of any such director or Senior Manager, and no entity Controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from any Group Company other than in the ordinary course of business; (ii) the sum of the value of all agreements, understandings, proposed transactions with, indebtedness owing to, commitments to make loans or to extend or guarantee credit by all members of the Group with respect to any shareholder, director or Senior Manager of any Group Company, the spouse, parents, siblings and children of such shareholder, director or Senior Manager, and any entity in which such shareholder, director, Senior Manager or such relatives thereof have a direct or indirect ownership interest of not less than one percent do not exceed US$1,500; and (iii) no shareholder, director or Senior Manager of any Group Company, no spouse, parent, sibling or children of any such shareholder, director or Senior Manager, and no entity Controlled by any of the foregoing, has any direct or indirect ownership interest in any Affiliate of any Group Company or in any firm or corporation that competes with any Group Company.

3.23                           Governmental and Third Party Consents.  Except as set forth in Schedule 3.23, as of the Closing, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority on the part of any Group Company will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents which has not already been secured or effected prior to the Closing.

3.24                           Permits.  Each Group Company has all franchises, permits, licenses, and any similar governmental authority necessary for the conduct of its business as now being conducted (the “Licenses”), the lack of which could materially and adversely affect its business, properties or financial condition, and to the Knowledge of the Warrantors, the Group can obtain, without undue burden or expense, all Licenses for the conduct of its business as proposed to be conducted in the Business Plan.  The Licenses are in full force and effect.  None of the Group Companies is in default in any material respect under any of its Licenses and has not received any notice relating to the suspension, revocation or modification of any such Licenses.

3.25                           Business Plan.  The Business Plan has been drawn up based on fair, proper and reasonable assumptions in good faith in a professional workmanlike manner and on a realistic basis, after due and careful consideration of all relevant facts and circumstances, and to the Knowledge of each Warrantor does not give a misleading indication of the business or financial prospects of the Group; provided, however, that in the process of implementation the Business Plan may be adjusted by the Board based on actual conditions.

3.26                           Full Disclosure.  Each of the Warrantors has provided the Investors with all the information that the Investors have requested in connection with deciding whether to subscribe the Subscribed Shares, and all such information being true, accurate and complete in all material respects and not misleading in any material respect.

3.27                           No Direct Selling Efforts.  No Group Company has engaged, or permitted or caused any other person to engage in its behalf, in any advertising or any other promotional activity in the United States that would constitute “directed selling efforts” (as such term is defined in Rule 902(c) of Regulation S under the Act) with respect to sale of shares or equity interests of such Group Company.

3.28                           Not Investment Company.  The Company is not required to register as an investment company under the United States Investment Company Act of 1940, as amended.

3.29                           Brokers and Finders.  Except as set forth in Schedule 3.29, none of the Warrantors has retained any investment banker, broker, or finder and there are no fees or charges due or payable to third parties (other than reasonable legal fees) in connection with the transactions contemplated by this Agreement.

3.30                           No Registration Rights.  Save for the registration rights to be granted to the Investors under the Shareholders’ Agreement, none of the Group Companies has granted any registration rights to any third party with respect to sales of any of its securities in the United States.

3.31                           Prior Rights.  The Company has not granted any right to any holder of shares of the Company (other than the holder of any Subscribed Shares) which is preferential in nature to the rights exercisable by holders of the Subscribed Shares.

4.             Representations and Warranties of the Investors.  As of the date hereof, each Investor represents and warrants to the Company as follows:

4.1                                 Authorization. When executed and delivered by it, and assuming execution and delivery by the other parties thereto, each of the Transaction Documents will constitute a legally valid and binding obligation of such Investor, enforceable in accordance with its terms.

4.2                                 Investment.  The Subscribed Shares to be subscribed by it hereunder, and the Ordinary Shares issuable upon conversion thereof, will be acquired for investment for its own account, and not with a view to the sale or distribution of any part thereof (other than in compliance with applicable securities law).

4.3                                 Exemption from Registration.  It understands that the offer and sale of the Series A Preferred Shares hereunder are intended to be exempt from the registration or qualification requirements of all applicable securities laws and regulations, and that the reliance of the Company on such exemptions is predicated in part on its representations set forth in this Agreement.

4.4                                 Each Investor’s Organization and Authority.  It (i) is an entity duly organized and validly existing, and (ii) has the power and authority to enter into and (to the extent performance is required of it) to perform the Transaction Documents to which it is a party.

4.5                                 Receipt of Information.  It has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Subscribed Shares and the business, properties and financial condition of the Group Companies.  The foregoing representation, however, does not limit or modify the representations and warranties of the Warrantors under this Agreement or the right of each Investor to rely thereon.

4.6                                 Investment Experience.  It is able to bear the economic risk of the Subscribed Shares subscribed by it, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Subscribed Shares.  It is an accredited investor as defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended.

5.             Additional Covenants.

5.1                              Restructuring Documents.  Each Warrantor will execute or cause to be executed the Restructuring Documents and other documents.  Prior to the

Closing, all Restructuring Documents will have been duly executed by all respective parties thereto and will constitute legally binding obligations of the parties thereto, enforceable in accordance with their respective terms.

5.2                                 Resolutions, Contracts or Commitments.  Each of the Warrantors, severally and jointly, covenants with each Investor that, except as required by the Transaction Documents, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed nor shall any contract or commitment (other than commercial agreements entered into in the ordinary course of business) be entered into prior to the Closing without the written consent of each Investor.

5.3                                 Covenants up to the Closing.  Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted by any of the Transaction Documents or with the written consent of the Investors, from the date hereof and at all times up to and including the Closing, each Group Company shall comply with, the Founders undertake that each Group Company shall comply with the following restrictions and requirements:

(a)                                  carry on its business prudently in the usual and ordinary course consistent with past practice and the Business Plan and, except as otherwise provided in the Business Plan, use commercial best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group Companies;

(b)                                 not amend, alter or repeal, whether by merger, reclassification or otherwise any provision of its articles of incorporation and by-laws or equivalent constitutional documents;

(c)                                  not increase, reduce, consolidate, sub-divide or cancel its authorized and issued share capital;

(d)                                 not change its name or the name under which it carries on business;

(e)                                  not change its jurisdiction of incorporation;

(f)                                    not make any composition or arrangement with its creditors;

(g)                                 not pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

(h)                                 save as contemplated under the Business Plan, not change its nature or scope (including the geographical scope) of the business or commence or carry on any type of business not ancillary or deviating from the business; not consolidate or merge with any other business, which is not part of its existing business of as at the date hereof;

(i)                                     not offer, sell or issue, or enter into any agreement or issue any instrument providing for the offer, sale or issuance (contingent or otherwise) of, any shares or convertible securities, or any equity securities of any of the Group Companies;

(j)                                     not increase the number of shares available for grant or issuance under any share option plan or other share incentive plan or arrangement or make any amendment to or terminate any such plan or arrangement including, without limitation, the ESOP;

(k)                                  not approve, amend or supplement the Business Plan;

(l)                                     not incur any expenditure or make any investment or enter into any transaction or otherwise take any action that is not provided for in the Business Plan;

(m)                               not make any investment or incur any commitment in excess of US$10,000 in respect of any one transaction or in excess of US$50,000 in related transactions other than outsourcing services contracts in connection with the Group’s business or otherwise in the ordinary course of business;

(n)                                 not borrow any sum which when aggregated with all the other outstanding borrowings of the Group Companies exceeds US$50,000;

(o)                                 not sell, dispose of or transfer any of its assets, business or shares where the value of such sale, disposal or transfer in a single transaction exceeds US$10,000 or in a series of transactions exceeds US$50,000;

(p)                                 not create any Encumbrance (other than a Lien arising by operation of law) over the whole or any part of its undertaking, property or assets except for the purpose of securing its indebtedness to its bankers for sums borrowed in the ordinary and proper course of business which do not exceed US$20,000 in aggregate;

(q)                                 not enter into any contract for transaction other than in the ordinary course of business and on arm’s length terms;

(r)                                    not make any loan or advance (except to its wholly-owned Subsidiary) or give any credit (except trade credit to customers in the ordinary course of business); not to give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person (except in favor of its wholly-owned subsidiary in the ordinary course of business); and

(s)                                  permit a representative of each Investor to attend all meetings of the board of directors (or equivalent governing body) of each Group Company, and provide each Investor with notices of any such meetings and documents provided to the directors of each Group Company at the same time as the same is provided to such directors.

Any breach of this Section 5.3 shall entitle SIG and Sequoia to terminate this Agreement forthwith.

6.             Confidentiality and Announcements.

6.1                                 Disclosure of Terms.  Each Party acknowledges that the terms and conditions (collectively, the “Financing Terms”) of the Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.  Each Investor agrees with the Company that it will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and, such Investor, or pursuant to information rights granted under the Shareholders’ Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.

6.2                                 Press Releases.  Within 60 days of the Closing, the Company may issue a press release disclosing that the Investors have invested in the Company provided that (a) the release does not disclose any of the Financing Terms, (b) the press release discloses only the entire amount invested in the Series A Financing without disclosing the amount invested by any particular Investor, and (c) the final form of the press release is approved in advance in writing by each Investor referred to therein.  The Investors’ names and the fact that such Investors are shareholders in the Company can be included in a reusable standardized press statement that has been approved in writing by each Investor, provided that such standardized press statement is reproduced in exactly the form in which it was approved by the Investors.  No other announcement regarding any Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor’s prior written consent.

6.3                                 Permitted Disclosures.  Notwithstanding anything in the foregoing to the contrary:

(a)                                  the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

(b)                                 each Investor may, without disclosing the identities of the other Investors or the Financing Terms with respect to such other Investors, disclose its own investment in the Company (and in connection with such disclosure, may disclose the name of the Company and the general nature of the Company’s business) to third parties or to the public at its sole discretion, provided that any other disclosure shall be subject to the Company’s approval and that any information disclosed in a press release or other public announcement by such Investor may (after such disclosure) be disclosed by the other Parties to third parties;

(c)                                  each Investor shall have the right to disclose:

(i)                                     any information to such Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investment counsel or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)                                  any information for fund and inter-fund reporting purposes;

(iii)                               any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company; and

(iv)                              any information contained in press releases or public announcements of the Company pursuant to Section 6.2 above.

(d)                                 the confidentiality obligations set out in Section 6.1 do not apply to:

(i)                                     information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 6, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)                                  information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)                               information disclosed by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 6.3.

6.4                                 Legally Compelled Disclosure.  In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Financing Terms in contravention of the provisions of this Section 6, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

6.5                              Use of SIG’s Name or Logo.  Without the prior written consent of SIG, and whether or not SIG is then a shareholder of the Company, none of the other Parties shall use, publish or reproduce the name “Susquehanna”, “Susquehanna Asia Investment LLLP”, “SIG” or the logo of SIG or any similar name, trademark, or logo in any advertisement, press release, professional or trade publication, marketing or advertising or promotional materials, or in any other manner.  SIG’s name and the fact that SIG is an investor in the Company may be included as a standardized text in multiple press releases by the Company, so long as SIG has approved such standardized text and such text is reproduced in the same form in which it was approved.

6.6                                 Use of Sequoia’s Name or Logo.  Without the prior written consent of Sequoia, and whether or not Sequoia is then a shareholder of the Company, none of the other Parties shall use, publish or reproduce the name “Sequoia China”, “Sequoia Capital China”, “Sequoia” or the logo of Sequoia or any similar name, trademark, or logo in any advertisement, press release, professional or trade publication, marketing or advertising or promotional materials, or in any other manner.  Sequoia’s name and the fact that Sequoia is an investor in the Company may be included as a standardized text in multiple press releases by the Company, so long as Sequoia has approved such standardized text and such text is reproduced in the same form in which it was approved.

6.7                                 Other Information.  The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby.

7.             Conditions to Investors’ Obligations at the Closing.  The obligations of the Investors under Section 2 of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions, except to the extent waived in writing by the Investors:

7.1                                 Representations and Warranties; No Breaches. The representations and warranties of the Warrantors contained in this Agreement shall be true and accurate (or, with respect to the representations and warranties set forth in Sections 3.8, 3.9(a), 3.10, 3.11(a)(i), 3.11(a)(iii), 3.11(a)(iv), 3.11(b), 3.11(c) and 3.18, true and accurate in all material respects) on and as of the Closing with the same effect as if made on and as of the Closing with reference to the facts and circumstances existing at that time.  There has been no breach of any other provision of this Agreement.

7.2                                 Performance.  Each Group Company shall have performed or fulfilled all the terms, obligations, and conditions in this Agreement required to be performed or fulfilled by such entity before the Closing, including execution of the Shareholder’s Agreement and the other Transaction Documents to which it is a party, and shall have obtained all approvals, consents and qualifications necessary to complete the sale of the Subscribed Shares.

7.3                                 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required under British Virgin Islands or PRC law in connection with the lawful issuance and sale of securities pursuant to this Agreement shall be duly obtained effective as of the Closing.

7.4                                 Proceedings Satisfactory.  All corporate and legal proceedings taken by each Group Company in connection with the transactions contemplated by this Agreement shall be duly completed which are necessary to the signing and delivery hereof and the performance hereunder of the obligations of such Group Company.

7.5                                 No Legal Proceedings.  No legal action shall be pending or shall have been threatened which seeks to impose liability upon any of the Group Companies by reason of the consummation of the transactions contemplated by the Transaction Documents to which it is a party.

7.6                                 Reservation of Underlying Stock. The Ordinary Shares issuable on conversion of the Series A Preferred Shares shall have been duly authorized and Reserved.

7.7                                 Shareholders’ Agreement. Each Investor shall have received original counterparts of the Shareholders’ Agreement duly executed by all parties thereto other than such Investor, and in such numbers as such Investor may require.

7.8                                 Memorandum and Articles.

(a)                                  The Memorandum and Articles shall have been duly adopted by the Company by all necessary corporate action of the Board and shareholders of the Company.

(b)                                 The Company shall have filed its Memorandum and Articles with the Registrar of Corporate Affairs of the British Virgin Islands, which Memorandum and Articles shall be in full force and effect as of the Closing, and the Investors shall have received satisfactory evidence of such filing.

(c)                                  The Investors shall have received a copy of the Memorandum and Articles certified by the Chief Executive Officer or President of the Company to be a true and complete copy thereof.

7.9                                 Allotment and Issuance of Subscribed Shares; Share Certificates.

(a)                                  The Company shall have allotted and issued to each Investor or its nominee its respective Subscribed Shares and shall have entered the name of such Investor or its nominee, as the case may be, in the register of members of the Company as the holder of its respective Subscribed Shares.

(b)                                 Each Investor shall have received a copy of the register of members of the Company as at the date of the Closing, certified by the Chief Executive Officer or President of the Company to be a true and complete copy thereof, reflecting the allotment and issuance of the Subscribed Shares pursuant to this Agreement.

(c)                                  Each Investor shall have received a certificate or certificates (in such denominations as such Investor may require) representing the Subscribed Shares subscribed by each Investor hereunder.

7.10                           Board Composition.

(a)                                  Effective upon the Closing, the Board shall be constituted of five Directors, consisting of two Directors appointed by the Investors, one of which shall be appointed by SIG and one of which shall be appointed by Sequoia, and three Directors appointed by holders of a majority of the Ordinary Shares.

(b)                                 The Investors shall have received a copy of the register of Directors of the Company as at the date of the Closing, certified by the Chief Executive Officer or President of the Company to be a true and complete copy thereof, reflecting the Board composition set forth in this Section.

(c)                                  Each Investor shall have received a deed of indemnity in substantially the form attached as EXHIBIT A to the Shareholders’ Agreement, duly executed by the Company in favor of the Directors nominated by the Investors.

7.11                           Bank Account Signatories.  The Company shall have caused all existing and shall cause all future bank signatory arrangements in respect of the Company’s Main Account (as defined below) to be established or amended to conform with the provisions of Section 10.5.

7.12                           Legal Opinions.  The Investors shall have received (i) a legal opinion of British Virgin Islands counsel to the Company, and (ii) a legal opinion of PRC counsel to the Company, in each case in form and substance acceptable to the Investors.

7.13                           Closing Certificate.  The Investors shall have received a certificate or certificates duly executed by each Warrantor certifying the completion of the conditions in Sections 7.1, 7.2, 7.3, 7.5, and 7.6 and the validity and enforceability of the Restructuring.

7.14                           Good Standing Certificate. The Investors shall have received a good standing certificate with respect to the Company issued by the Registrar of Corporate Affairs of the British Virgin Islands evidencing that the Company is in good standing in the British Virgin Islands as at the Closing.

7.15                           Restrictive Agreements.  Each Person identified in Schedule 3.21(d) shall have entered into a Confidentiality and Inventions Agreement substantially in the form attached hereto as EXHIBIT F and a Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as EXHIBIT G, or in form and substance otherwise acceptable to the Investors, and copies of such agreements certified true by the Chief Executive Officer or President of the Company shall have been delivered to the Investors.  In addition, each such Person shall have entered into an employment agreement with the Company or the WFOE, for a term of at least three years.

8.             Conditions to Company’s Obligations at the Closing.  The obligations of the Company under Section 2 of this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by the Company:

8.1                                 The representations and warranties given by each Investor at the Closing in which it is participating under Section 4 of this Agreement being true and correct when made and true and correct in all material respects as of the Closing; and

8.2                                 Each Investor shall have performed or fulfilled all the terms, obligations, and conditions in this Agreement required to be performed or fulfilled by it in connection with the Closing, including execution of the Shareholders’ Agreement and the other Transaction Documents.

9.             Long-Stop Date. In the event that any condition to the Closing hereunder is not fulfilled or waived by August 31, 2007 (the “Long-Stop Date”), this Agreement shall terminate; provided that SIG and Sequoia shall extend the Long-Stop Date by an additional 60 days if the failure to fulfill any condition hereunder is due to reasons that are beyond the control of the Company or any of the Founders, including but not limited to force majeure events and delay of approval and/or registration procedures by the PRC competent authorities (such as the State Administration of Foreign Exchange and its local branches).  Notwithstanding any termination of this Agreement and notwithstanding the non-consummation of any transaction contemplated under the Transaction Document, (i) the obligations of the parties specified in Sections 6, 11.1, 11.2, 11.3, 11.7 and 11.12 shall continue unimpaired and in full force and effect, and (ii) such termination shall not relieve any party from any liability hereunder for any misrepresentation or for the breach of any warranty, agreement or obligation hereunder.

10.           Post-Closing Covenants of the Warrantors.

10.1                           Information Rights Relating to PFIC.  On or prior to a Qualified IPO, the Company will furnish the Investors, upon request, as promptly as practicable, such information as any Investor shall request from time to time to determine whether any Group Company is a passive foreign investment company within the meaning of Section 1296 of the United States Internal Revenue Code of 1986, as amended.

10.2                           Employee Stock Ownership Plan.  Following the Closing, the Company may, subject to the conditions of the Shareholders’ Agreement, establish an employee stock ownership plan (an “ESOP”), pursuant to which the Board may grant employees, officers or directors (each a “Plan Beneficiary”) of the Group Companies options to purchase Ordinary Shares or sell Ordinary Shares, or may grant restricted stock or shares subject to such vesting restrictions as the Board may determine (“Restricted Stock”) to Plan Beneficiaries.  The terms of the ESOP shall be subject to the approval of the Board.  The number of shares of Restricted Stock issued under the ESOP, together with any Ordinary Shares issuable upon the exercise of options granted under the ESOP, shall not in any event exceed 85,000 Ordinary Shares.  Such Ordinary Shares issued under ESOP shall initially be issued to Yu Dong who shall hold such Ordinary Shares for subsequent, direct grant to employees, officers or directors. The per share purchase price paid by any Plan Beneficiary for Restricted Stock and the exercise price per share for options granted under the ESOP shall be determined by the Board.

10.3                           Future Employees.  The Company shall cause each Person identified in Schedule 3.21(d) to deliver to the Company an executed Confidentiality and Inventions Agreement and a Non-Competition and Non-Solicitation Agreement

or a service contract which includes terms and conditions acceptable to the Investors.

10.4                           D&O Insurance; Key Person Insurance.  If the Board so requires, the Company shall (i) purchase and maintain directors’ liability insurance policies for the benefit of its Directors for such insured amounts as the Board requires; and (ii) deliver to each Director (including each Director appointed by Investors, or his alternate), at the time of its appointment as a Director or an alternate Director, a copy of the policy documents in relation to such insurance against any liability incurred by it in the course of discharging its duties as a Director of the Company.  At the request of the Investors, the Company shall purchase and maintain key person insurance policies for the benefit of the Company upon the life and against the disability of such of its Senior Managers, and for such insured amounts, as the Board may decide.

10.5                           Use of Proceeds.

(a)                                  The Company shall use the US$1,500,000 of the proceeds from the issuance of the Subscribed Shares to purchase existing Ordinary Shares from the Founders on a pro rata basis, and shall use the remaining proceeds from the issuance of the Subscribed Shares (less reasonable expenses agreed by the Investors) from the issuance of the Subscribed Shares to grow and expand capital, capital expenditure and general working capital needs related to the Group Companies and in accordance with any control procedures approved by the Investors from time to time.  In particular, and without prejudice to the rights of the Investors to approve additional or different control procedures from time to time, the advance or contribution of any of the proceeds of the Series A Financing to any other Group Company (by way of loan, capital contribution or otherwise) shall require the approval of the Board.  Save as specifically provided in this Agreement, no Group Company shall use any proceeds to reimburse or retire outstanding debt of any kind.

(b)                                 Without limiting the generality of the foregoing, proceeds of the Series A Financing, less any expenses incurred in connection with the transactions contemplated by the Transaction Documents that are borne by the Company shall be paid into the U.S. Dollar savings account of the Company with Standard Chartered Bank in Hong Kong numbered 368-1-097863-2 (the “Main Account”).  The Chief Executive Officer of the Company, and a Director appointed by an Investor (or such other Person or Persons appointed by SIG and Sequoia for this purpose), shall be the sole authorized signatories with respect to the Main Account (the “Account Signatories”).

(c)                                  Each payment out of the Main Account shall be no less than US$250,000 (except if transferring all the cash remaining in the Main Account) and shall be made only to bank account(s) of the WFOE approved by the Board for operational use in the ordinary course of business (the “Operational Accounts”), unless otherwise agreed in writing by the Investors and the Founders.  Each Operational Account shall be operated as follows:

(i)                                     Any transaction in an Operational Account of US$50,000 or more, or any transaction in an Operational Account that when added with transactions in that Operational Account in the 30-day period preceding that transaction would amount to US$100,000 or more, shall require the signatures of two Account Signatories.

(ii)                                  Any other transaction in an Operational Account may be effected by the signature of the general manager of the Company.

10.6                           Non Competition.  The Founders will cause each Person identified in Schedule 3.21(d) to enter into a confidentiality and inventions agreement in a form approved by the Investors in favor of the Company confirming, without limitation, that he shall keep confidential all business information, trade secrets, financial information and other confidential information of each Group Company and all Intellectual Property Rights in relation to any services he performs in connection with his employment by any Group Company shall be owned by such Group Company, and the Company shall promptly provide a copy of each such confidentiality and inventions agreement to the Investors.

10.7                           Amendment to Articles.  The Founders shall not change, and shall not cause or permit any change in, the Articles of Association of the Company and the constitutional documents of each Group Company, except in accordance with the Shareholders’ Agreement.

10.8                           Insurance.  Within three months of the Closing, the Board will consider in good faith the purchase and implementation of (a) insurance policies sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, and (b) employees’ liability, third party risks and personal injury, products liability and errors and omissions insurance in amounts customary for companies similarly situated.

10.9                           Dilution of Oriental Dragon.  The Founders will cause the equity interests held by Oriental Dragon in Beijing Polybona to be diluted from 20.4% to 10% by December 31, 2007.

11.           Miscellaneous.

11.1                           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, excluding those laws that direct the application of the laws of another jurisdiction.

11.2                           Dispute Resolution

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation.  Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation.  If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b)                                 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be one arbitrator.  The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the Centre shall appoint the arbitrator.

(c)                                  The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration.

(d)                                 The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law.

(e)                                  Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)                                    In the course of arbitration, the Parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration.

(g)                                 The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(h)                                 Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.3                           Indemnity.  Each Group Company agrees to indemnify and hold harmless each Investor, and such Investor’s directors, officers, employees, affiliates, agents and assigns (each, an “Indemnitee”), against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach of nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement.  For purposes of this Section, “Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any taxes that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.

11.4                           Counterparts and Facsimile Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

11.5                           Headings.  The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

11.6                           Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto); (c) five Business Days after deposit in the mail as certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) three Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To:	Any of the Warrantors

c/o Tyner Group Limited

16/18F Poly Plaza (Office Building)
No.14 South Donzhimen Street
Dongcheng District
Beijing 100027, P.R. China

Attention: Chief Executive Officer

Facsimile: +86 (10) 64601221
Telephone: +86 (10) 65510888
Email: polybona@vip.sina.com

To:	SIG

101 California Street, Suite 3250
San Francisco
CA 94111, USA

Attention: Mr. Michael L. Spolan

Facsimile: +1(610) 6173896
Telephone: +1(415) 4036510
Email: michael.spolan@sig.com

To:	Sequoia

2408, Air China Plaza
36 Xiaoyun Road

Chaoyang District
Beijing 100027, P.R. China

Attention: Mr. Steven Ji

Facsimile: + 86(10) 84475669
Telephone: +86(10) 84475668
Email: sji@sequoiacap.com

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.6 by giving the other parties written notice of the new address in the manner set forth above.

11.7                           Amendment of this Agreement.  Any provision of this Agreement may be amended by a written instrument signed by Investors representing at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, as adjusted in accordance with their terms, or securities resulting from the conversion or exchange of such Preferred Shares, holders of a majority of the Ordinary Shares and the Company.

11.8                           Dollar Amounts.  Unless otherwise specified, all dollar amounts in this Agreement are stated in, and shall be interpreted to be, dollars of the currency of the United States of America.

11.9                           Entire Agreement; Successors and Assigns.  Except as specifically referenced in this Agreement, this Agreement, together with all Exhibits and Schedules to this Agreement, this Agreement supersedes all prior agreements by or among the Parties with respect to the subject matter hereof (including in particular the subscription of the Series A Preferred Shares) and constitutes the entire contract among the parties with respect to the subject matter of this Agreement.  Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the purchase of capital stock of the Company is superseded by this Agreement.  Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties to this Agreement.

11.10                     Survival of Warranties.  The representations, warranties, and covenants of the Warrantors contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing by two years.

11.11                     Further Assurances.  From and after the date of this Agreement, upon the request of the Investors, the Warrantors shall execute and deliver such instruments, documents or other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

11.12                     Fees and Expenses.  The Warrantors agree jointly and severally to pay the Investors the legal fees and due diligence expenses (the “Expenses”) actually incurred by the Investors in conducting due diligence on the Group Companies and in preparing, negotiating and executing all documentation, including the expenses of the Investors’ legal counsel, Paul, Hastings, Janofsky & Walker, if the transactions contemplated hereby are consummated, provided that the maximum amount to be reimbursed shall not exceed US$80,000.  If the transactions contemplated hereby are not consummated for reasons attributable to any Warrantor and not the Investors (such as, without limitation, a failure to meet the conditions specified in Section 7), the Warrantors agree jointly and severally to pay all legal fees and disbursements incurred by or on behalf of the Investors.  In the event that the reasons for failure to consummate the transactions contemplated hereby cannot be clearly attributed to the Warrantors or the Investors, each Party shall bear its own expenses.

11.13                     Exclusivity.  From the date hereof up to the Closing, or up to the Long-Stop Date, as may be extended pursuant to Section 9 (whichever is earlier), each of the Warrantors agrees, jointly and severally, with the Investors that they will not make and/or maintain any form of contact with any other potential investors, whether private or institutional or corporate, for the purpose of raising funds for any Group Company or any of their respective Affiliates, without the prior written consent of each Investor.

11.14                     Exercise of Investor’s Rights.  Any rights of any Investor under this Agreement may, without prejudice to such Investor to exercise any such rights, be exercised by any nominee of such Investor or their respective nominees (“Fund Manager”, which in the case of SIG includes Susquehanna Asia Investment, LLLP and in the case of Sequoia includes Sequoia Capital Management I, L.P.), unless such Investor has given notice to the other Parties that any such rights cannot be exercised by such Fund Manager.

11.15                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.16                     Several Liability of Investors.  Each Investor shall be severally liable (and not jointly and severally liable, or jointly liable, with any other Person) for its own obligations under this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Subscription Agreement as of the date first written above.

TYNER GROUP LIMITED

By:	/s/ Yu Dong
Name: Yu Dong
Title:

BEIJING BONA NEW WORLD MEDIA TECHNOLOGY CO., LTD.		BEIJING BONA FILM CULTURE COMMUNICATION CO., LTD.

By:	/s/ Yu Dong	By:	/s/ Yu Dong
Name: Yu Dong		Name: Yu Dong
Title:		Title:

BEIJING POLYBONA FILM DISTRIBUTION CO., LTD.		BEIJING BONA ADVERTISING CO., LTD.

By:	/s/ Yu Dong	By:	/s/ Yu Dong
Name: Yu Dong		Name: Yu Dong
Title:		Title:

/s/ Yu Dong
Yu Dong

/s/ Yu Hai
Yu Hai

[SUBSCRIPTION AGREEMENT SIGNATURE PAGE]

SIG CHINA INVESTMENTS ONE, LTD.

By:	/s/ Michael L. Spolan
Name: Michael L. Spolan
Title: Vice President
Susquehanna Asia Investment LLP,
authorized agent for
SIG China Investments One, Ltd.

[SUBSCRIPTION AGREEMENT SIGNATURE PAGE]

SEQUOIA CAPITAL CHINA I, L.P.
SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P.
SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P.

By: Sequoia Capital China Management I, L.P. A Cayman Islands Exempted Limited partnership General Partner of Each

By: SC China Holding Limited A Cayman Islands limited liability company Its General Partner

By:	/s/ Jimmy Wong
Name: Jimmy Wong
Title: Authorized Signatory

[SUBSCRIPTION AGREEMENT SIGNATURE PAGE]

Dated July 10, 2007

TYNER GROUP LIMITED

SUBSCRIPTION AGREEMENT

relating to

US$8,000,000 Series A Financing pursuant to a

Issuance and Subscription of 500,000 Series A Preferred Shares

PAUL, HASTINGS, JANOFSKY & WALKER

22nd Floor

Bank of China Tower

1 Garden Road

Hong Kong

TABLE OF CONTENTS

1.	Definitions	2

2.	Purchase and Sale of Preferred Shares	6

4.	Representations and Warranties of the Warrantors to the Series A Investors	7

6.	Representations and Warranties of the Series A Investors	23

7.	Additional Covenants	24

8.	Confidentiality and Announcements	26

9.	Conditions to Series A Investors’ Obligations at each Closing	28

10.	Conditions to Company’s Obligations at each Closing	31

11.	Long-Stop Date	31

12.	Post-Closing Covenants of the Warrantors	31

13.	Miscellaneous	33

i